UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to § 240.14a-12

STEC, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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STEC, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 28, 2008

TO THE SHAREHOLDERS OF STEC, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of STEC, Inc., a California corporation (the “Company”), will be held on Wednesday, May 28, 2008, at 8:00 a.m. local time at the Irvine Marriott located at 18000 Von Karman Avenue, Irvine, California 92612, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect seven directors to serve on the Company’s Board of Directors until the 2009 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2.	To approve the STEC, Inc. Executive Cash Incentive Plan under which incentive bonuses, qualifying as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, may be provided to certain executive officers;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008; and

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing matters are described in more detail in the enclosed proxy statement. The Board of Directors has fixed the close of business on April 17, 2008, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. Only those shareholders of record of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any postponement or adjournment thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

For admission to the Annual Meeting, each shareholder may be asked to present valid picture identification such as a driver’s license or passport, and proof of ownership of STEC’s common stock as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership as of the record date.

By Order of the Board of Directors,

Manouch Moshayedi

Chief Executive Officer and

Chairman of the Board of Directors

Santa Ana, California

April 25, 2008

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND THEN COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

STEC, INC.

3001 Daimler Street

Santa Ana, California 92705-5812

(949) 476-1180

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2008

The enclosed proxy is solicited on behalf of the Board of Directors of STEC, Inc., a California corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on May 28, 2008, at 8:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Irvine Marriott located at 18000 Von Karman Avenue, Irvine, California 92612.

Your vote at the 2008 annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the 2008 annual meeting and was prepared by our management for the Board of Directors. This proxy statement and the accompanying proxy card were first sent on or about April 25, 2008 to all shareholders entitled to vote at the 2008 annual meeting.

GENERAL INFORMATION ABOUT VOTING

Who can attend the meeting?

Attendance at the 2008 annual meeting is limited to the Company’s shareholders of record or a beneficial owner as of April 17, 2008. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 7:45 a.m. and you should be prepared to present photo identification for admittance. If you are the shareholder of record, that is your shares are registered in your own name through our transfer agent, your name will be verified against the list of shareholders of record prior to your being admitted to the 2008 annual meeting. If you hold your shares in “street name”, that is, your shares are held in the name of a brokerage firm, bank or other nominee, you should provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned STEC stock as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the 2008 annual meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares on April 17, 2008. On April 17, 2008, the record date for determination of shareholders entitled to notice of and to vote at the 2008 annual meeting, 49,272,479 shares of our common stock were issued and outstanding. You get one vote for each share of common stock. You may not cumulate votes in the election of directors. The enclosed proxy card shows the number of shares you can vote.

How do I vote?

If you are a shareholder of record, you may vote by following the instructions on the enclosed proxy card to vote on each proposal to be considered at the 2008 annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. Signing and returning the proxy card does not affect the right to vote in person at the 2008 annual meeting.

If your shares are held in street name, in lieu of a proxy card you should receive a voting instruction form by mail from the brokerage firm, bank or other nominee that holds your shares. Shareholders whose shares are registered in the name of a brokerage firm or bank may be eligible to vote electronically through the Internet or by telephone. A large number of brokerage firms and banks are participating in the Broadridge Financial Solutions, Inc. (“Broadridge”) online and telephone program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose brokerage firm or bank is participating in Broadridge’s program.

If you are a shareholder of record, you may also vote your shares in person at the 2008 annual meeting. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the 2008 annual meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the 2008 annual meeting.

What if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. Only proxy cards and voting instruction forms that have been signed, dated and timely returned will be counted in the quorum and voted.

Can I revoke or change my vote after I return my proxy card?

If your shares are held in your name, you may revoke or change your vote at any time before the 2008 annual meeting by either filing with Mark Moshayedi, our Corporate Secretary, at our principal executive offices at 3001 Daimler Street, Santa Ana, California 92705-5812, a written notice revoking your proxy card or by signing, dating and returning to us a new proxy card. We will honor the proxy card with the latest date. If you attend the 2008 annual meeting and vote by ballot, any proxy card that you submitted previously to vote the same shares will be revoked automatically and only your vote at the 2008 annual meeting will be counted.

If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the 2008 annual meeting. Please note that your vote in person at the 2008 annual meeting will not be effective unless you have obtained and present a proxy card issued in your name from the record holder.

What constitutes a quorum?

For business to be conducted at the 2008 annual meeting, a quorum must be present. The presence at the 2008 annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum. Abstentions and broker non-votes (i.e., shares held by a broker, bank or other nominee that are represented at the 2008 annual meeting, but with respect to which such broker, bank or other nominee is not instructed to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the 2008 annual meeting will be adjourned to a subsequent date for the purpose of obtaining a quorum.

What vote is required for each proposal?

For Proposal No. 1, the seven nominees receiving the highest number of affirmative votes will be elected as directors. Abstentions will have no effect on the outcome of the election of nominees for director. Additionally, the election of directors is a matter on which a broker, bank or other nominee is generally empowered to vote, and therefore no broker non-votes will exist in connection with Proposal No. 1.

Proposal Nos. 2 and 3 each require the approval of (i) the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the 2008 annual meeting, and (ii) the affirmative vote of a majority of the required quorum. For purposes of this proposal, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes “FOR” or “AGAINST” the proposal. However, abstentions and broker non-votes may affect the outcome under clause (ii) because abstentions and broker non-votes are counted for purposes of determining the quorum and have the effect of a vote “AGAINST” the proposal.

Brokers, banks and other nominees that have not received voting instructions from their clients do not have discretionary authority to vote on their clients’ behalf on “non-routine” proposals, but may vote their clients’ shares on other proposals. Since proposals concerning the adoption of cash bonus plans, like the Executive Cash Incentive Plan, are not matters on which brokers are empowered to vote without instructions, there may be broker non-votes on Proposals No. 2. In contrast, the ratification of the appointment of the independent registered public accounting firm for 2008 is a matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal No. 3.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of election appointed for the 2008 annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If the proxy card is properly signed, dated and returned, the proxy holders named on the proxy card will vote your shares as you instruct. If you sign, date and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote “FOR” each of the director nominees and “FOR” Proposal Nos. 2 and 3, and in the discretion of the proxy holders as to any other matters that may properly come before the 2008 annual meeting.

What if other matters come up at the 2008 Annual Meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the 2008 annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Who pays for this proxy solicitation?

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

SHAREHOLDER PROPOSALS

Shareholder proposals that are intended to be presented at our 2009 annual meeting and included in our proxy materials relating to the 2009 annual meeting must be received by Mark Moshayedi, Corporate Secretary, STEC, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812 no later than December 26, 2008, which is 120 calendar days prior to the anniversary of the mailing date for this year’s proxy materials. All shareholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2009 annual meeting.

If a shareholder wishes to present a proposal at our 2009 annual meeting and the proposal is not intended to be included in our proxy statement relating to the 2009 annual meeting, the shareholder must give advance notice to us prior to the deadline for the annual meeting. In order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than March 11, 2009, which is 45 calendar days prior to the anniversary of the mailing date for this year’s proxy materials. However, in the event that the 2009 annual meeting is called for a date which is not within thirty days of the anniversary of the date of the 2008 annual meeting, shareholder proposals intended for presentation at the 2009 annual meeting must be received by our Corporate Secretary no later than the close of business on the tenth day following the date on which public announcement of the date of the 2009 annual meeting is first made. If a shareholder gives notice of such proposal after March 11, 2009, then the proxy solicited by the Board of Directors for the 2009 annual meeting will confer discretionary authority to vote on such proposal at that meeting, which may include a vote against such shareholder proposal.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

OVERVIEW OF PROPOSALS

This Proxy Statement contains three proposals requiring shareholder action. Proposal No. 1 requests the election of seven directors to our Board of Directors. Proposal No. 2 requests the approval of the STEC, Inc. Executive Cash Incentive Plan. Proposal No. 3 requests ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Each of the proposals are discussed in more detail in the pages that follow.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of seven persons. All seven positions on our Board of Directors are to be elected at the 2008 annual meeting. Each of the current directors has been nominated for re-election to serve for a one-year term or until their successors are duly elected and qualified.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board of Directors’ seven director nominees below. Proxies cannot be voted for more than the seven named director nominees.

Each director nominee for election has agreed to serve if elected, and we have no reason to believe that any director nominee will be unavailable to serve. If any director nominee is unable or declines to serve as a director at the time of the 2008 annual meeting, the proxy holders will vote for a director nominee designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the director nominees named below.

The names of the director nominees, and certain information about them, are set forth below.

Name	Age	Director Since	Position
Manouch Moshayedi (2)	49	1990	Chief Executive Officer and Chairman of the Board of Directors

Mark Moshayedi	46	1992	President, Chief Operating Officer, Chief Technical Officer, Secretary and Director

Dan Moses (2)	40	2000	Chief Financial Officer, Executive Vice President and Director

F. Michael Ball (1)	52	2000	Director

Rajat Bahri (1)	43	2005	Director

Vahid Manian (1)	47	2007	Director

James J. Peterson (1)	52	2003	Director

(1)	Member of the Audit, Compensation and Nominating and Corporate Governance Committees
(2)	Member of the Equity Awards and Special Banking and Investment Committees

Manouch Moshayedi, a co-founder of STEC, has served as our President or Chief Executive Officer and Chairman of the Board of Directors since our inception in March 1990. From our inception in March 1990 to September 1994, Mr. Moshayedi also served as our Chief Financial Officer. Mr. Moshayedi graduated with a

B.S. in engineering from California State University, Fullerton and an M.B.A. from Long Island University in New York. Mr. Moshayedi is the brother of Mark Moshayedi, who is an executive officer and director.

Mark Moshayedi has served as a director since March 1992 and our Chief Operating Officer, Chief Technical Officer and Secretary since January 1995 and our President since March 2007. From June 1994 to December 1994, Mr. Moshayedi served as our President of Research and Development. From April 1992 to June 1994, Mr. Moshayedi served as our Senior Vice President. Mr. Moshayedi graduated with a B.S. in engineering from the University of California, Irvine and an M.B.A. from Pepperdine University. Mr. Moshayedi is the brother of Manouch Moshayedi, who is an executive officer and director.

Dan Moses has served as our Chief Financial Officer since August 1994 and our Executive Vice President since August 2006. Mr. Moses has served as a director since March 2000. From October 1992 to August 1994, Mr. Moses served as our Controller. Before joining STEC, Mr. Moses was a Senior Auditor with PricewaterhouseCoopers LLP from June 1990 to October 1992. Mr. Moses graduated with a B.S. in business administration from the University of California, Riverside and a Master’s of Accounting from the University of Southern California. Mr. Moses is a Certified Public Accountant.

Rajat Bahri joined STEC as a director and member of our Audit, Compensation and Nominating and Corporate Governance Committees in November 2005. Since January 2005, Mr. Bahri has been Chief Financial Officer of Trimble Navigation Limited, a publicly-traded company that provides advanced positioning product solutions. Prior to joining Trimble, Mr. Bahri served for more than 15 years in various capacities within the financial organization of several subsidiaries of Kraft Foods, Inc. and General Foods Corporation. Most recently, he served as the chief financial officer for Kraft Canada, Inc. From June 2000 to June 2001, Mr. Bahri served as chief financial officer of Kraft Pizza Company. From 1997 to 2000, Mr. Bahri was Operations Controller for Kraft Jacobs Suchard Europe. Mr. Bahri graduated with a Bachelor of Commerce from the University of Delhi and an M.B.A. from Duke University.

F. Michael Ball joined STEC as a director and member of our Audit and Compensation Committees in October 2000. Mr. Ball was appointed as a member of our Nominating and Corporate Governance Committee in February 2004. Since February 2006, Mr. Ball has been President of Allergan, Inc., a publicly-traded pharmaceutical company. From October 2003 to January 2006, Mr. Ball was Executive Vice President and President, Pharmaceuticals, of Allergan, Inc. From April 1996 to September 2003, Mr. Ball was Corporate Vice President and President, North America Region of Allergan, Inc. Mr. Ball graduated with a B.S. in science and an M.B.A. from Queen’s University, Canada, and completed an executive management program at Stanford University.

Vahid Manian joined STEC as a director in February 2007. Mr. Manian was appointed as a member of our Audit, Compensation and Nominating and Corporate Governance Committees in June 2007. Since April 2005, Mr. Manian has been Senior Vice President, Global Manufacturing Operations of Broadcom Corporation, a global leader in semiconductors for wired and wireless communications. From December 1997 to April 2005, Mr. Manian was Vice President of Manufacturing Operations at Broadcom and from January 1996 to December 1997 Mr. Manian was Director of Operations of Broadcom. Prior to joining Broadcom, Mr. Manian served in a number of positions for approximately 12 years at Silicon Systems, Inc., a semiconductor manufacturer, including over six years as Director of Operations. Mr. Manian graduated with a B.S.E.E. and an M.B.A. from the University of California, Irvine.

James J. Peterson joined STEC as a director and member of our Audit and Compensation Committees in January 2003. Mr. Peterson was appointed as a member of our Nominating and Corporate Governance Committee in February 2004. Since February 2001, Mr. Peterson has been President and Chief Executive Officer of Microsemi Corporation, a manufacturer of discrete semiconductors and power management integrated circuits. Mr. Peterson has been a director of Microsemi, a publicly-traded company, since November 2001. From August 1998 to February 2001, Mr. Peterson was the Vice President and General Manager of the Linfinity Division of

Microsemi. From February 1997 to April 1999, Mr. Peterson was President and Chief Operating Officer of Linfinity Microelectronics, Inc., a manufacturer of analog and mixed signal integrated circuits. Mr. Peterson graduated with a B.A. in business administration and an M.B.A. from Brigham Young University.

Vote Required

The seven director nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director nominee are counted for purposes of determining the presence or absence of the quorum, but have no other legal effect under California law.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the shareholders vote “FOR” the election of the director nominees named above.

PROPOSAL NO. 2

APPROVAL OF STEC, INC. EXECUTIVE CASH INCENTIVE PLAN

On March 3, 2008 our Compensation Committee unanimously approved, subject to shareholder approval at the 2008 annual meeting, the STEC, Inc. Executive Cash Incentive Plan. Shareholder approval of the Executive Cash Incentive Plan will allow bonuses paid under the plan to qualify as performance-based compensation. Qualified performance-based compensation is not subject to the $1 million limitation on tax-deductible compensation paid to certain of our executive officers imposed by Internal Revenue Code Section 162(m) (“Section 162(m)”).

Summary of Executive Cash Incentive Plan

The following is a summary of the principal features of the Executive Cash Incentive Plan. The following summary does not purport to be a complete description of all the provisions of the Executive Cash Incentive Plan and is qualified in its entirety by reference to the text of the Executive Cash Incentive Plan, which is attached as Appendix A to this proxy statement.

General. The Executive Cash Incentive Plan is an annual cash incentive plan designed to increase shareholder value and the success of STEC by motivating executives to perform to the best of their abilities and establishing a link between the achievement of STEC’s business objectives and an executive’s contribution to that success. The plan is intended to motivate participants to achieve performance goals by placing compensation “at risk,” subject to achieving objectively determinable goals relating to STEC’s financial and strategic performance and individual performance goals. Provided certain requirements are satisfied, the compensation paid under the Executive Cash Incentive Plan will qualify as performance-based compensation not subject to the limitations on income tax deductibility imposed under Section 162(m).

Eligibility. Participation in the Executive Cash Incentive Plan will be limited to executive officers and key employees of STEC, Inc. and its subsidiaries who are chosen by the Compensation Committee. For 2008, all of our executive officers were chosen to participate in the Executive Cash Incentive Plan. Because our executive officers are eligible to receive awards under the Executive Cash Incentive Plan, the executive officers have an interest in this proposal. No person is automatically entitled to participate in the Executive Cash Incentive Plan in any year. We may also pay discretionary bonuses, or other types of compensation, outside of the Executive Cash Incentive Plan.

Administration. The Executive Cash Incentive Plan will be administered by the Compensation Committee or a sub-committee of the Compensation Committee. The term “Compensation Committee,” as used in this summary, will mean the Compensation Committee and such sub-committee, to the extent each such committee is acting within the scope of its administrative jurisdiction under the Executive Cash Incentive Plan. Each member of the Compensation Committee qualifies as an “outside director” for purposes of Section 162(m). The Compensation Committee will have the authority to (i) establish the specific company and individual performance objectives that must be attained for a given year at one or more designated performance levels (e.g. threshold, target and maximum) for bonuses to be earned under the plan for that year, (ii) select the eligible individuals who are to participate in the plan for such year, (iii) set the bonus potential for each participant at each designated level of performance, (iv) determine the actual bonus for each participant in an amount not to exceed the participant’s bonus potential for the actual level of performance attained for the year, and (v) reduce the actual bonus payable to any participant below the bonus potential for the attained level of performance for the year. The Compensation Committee will also have the authority to interpret the Executive Cash Incentive Plan and adopt rules and regulations for the administration of the Executive Cash Incentive Plan. All determinations of the Compensation Committee will be final and binding on all persons.

Performance Objectives. Under the Executive Cash Incentive Plan, participants will be eligible to receive cash awards each year during the term of the plan based upon the attainment of the performance objectives (including any adjustments) established by the Compensation Committee for such year. The performance objectives (including any adjustments) the Compensation Committee may choose from may include one or more of the following:

•	annual revenue

•	earnings per share

•	net income

•	operating cash flow

•	operating income

•	return on assets

•	return on equity

•	return on sales

•	total shareholder return

•	individual performance objectives

The performance objective may differ for each participant. Any individual performance objectives must relate to an objective that is objectively determinable within the meaning of Section 162(m).

Adjustments to Performance Objectives. The Compensation Committee may, at the time the performance objectives are established, specify certain non-GAAP adjustments to the objective, including but not limited to: certain charges related to acquisitions, stock-based compensation charges, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains, certain other non-cash charges, valuation allowance on deferred tax assets and the related income tax effects, purchases of property and equipment, and any extraordinary, non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those publicly reported by STEC on a non-GAAP basis.

Establishment of Performance Objectives. The Compensation Committee will, within the first ninety (90) days of each year during the term of the plan, establish the specific performance objectives for that year. In no event may a performance objective be established at a time when no substantial uncertainty exists as to its attainment. For the year ending December 31, 2008, the Compensation Committee established performance objectives based on the following measures: (i) revenue, (ii) non-GAAP earnings per share, and (iii) individual performance objectives. For each performance objective, the Compensation Committee establishes three potential levels of attainment: threshold, target and maximum levels of attainment. For the year ending December 31, 2008, the Compensation Committee established the potential levels of attainment for each objective as follows: threshold performance is at 85% of target objectives, target performance is at 100% of target objectives, and maximum performance is at 115% of target objectives. No bonus will be payable with respect to any performance objective unless we meet or exceed the specified threshold level for that objective.

Total Bonus Pool. At the time the performance objectives for a particular year are established, the Compensation Committee will also set the annual target bonus potential for each participant based on a percentage of such participant’s annual base salary in effect at the end of such year. This annual target bonus potential is used to determine the amount of funding contributed to the overall award pool for each participant. The sum of all participants’ annual target bonus potential is then adjusted by overall performance to determine the final pool available for allocation to plan participants.

Actual Bonus Awards. The total actual bonus amount to be paid for each year the Executive Cash Incentive Plan is in effect will be determined by the Compensation Committee on the basis of actual performance relative to each of the performance objectives established for that year. Accordingly, each performance objective will be measured separately in terms of actual level of attainment and shall be weighted in such proportion as the Compensation Committee determines at the time such performance objectives are established in determining the total actual bonus. No bonuses will be paid until the Compensation Committee has certified the actual level of attained performance for the year. The bonus to be paid to each participant will be based on the annual target bonus potential established for such individual at the certified level of performance for the year. For 2008, the attainment of a threshold, target and maximum performance levels will entitle each participant to receive 50%, 100% and 150% of his annual bonus target, respectively. If the actual level of performance for a year is between two designated performance levels, the participant’s bonus amount will be interpolated on a straight-line basis. For 2008, this means that for each percentage point improvement in performance above threshold (i.e., between 86% and 99% of target), the participant’s bonus increases by 3.33% of annual bonus target. Similarly, for each 1.0% improvement in performance above target (i.e., between 101% and 114%), the participant’s bonus increases by 3.33% of the annual bonus target.

Payment of Awards. The bonuses earned for each year will be paid in cash as soon as practicable following the determination and certification of the actual financial performance levels for the year, but in no event later than two and a half months after the end of such year or, in the event the audit of our financial statements for such year cannot be completed by our independent registered public accounting firm by that date, as soon as administratively practicable following the completion of such audit.

Maximum Award. The maximum bonus payment that any one participant may receive under the Executive Cash Incentive Plan for a particular year is limited to $2,000,000.

Awards Payable upon Death or Disability; Prorated Awards. A participant will not be entitled to any bonus payment under the Executive Cash Incentive Plan for a particular year if that participant’s employment with us ceases for any reason prior to the date that bonuses are paid for that year under the Executive Cash Incentive Plan. However, the following participants will receive all or a portion of the bonus to which they would otherwise have been entitled under the Executive Cash Incentive Plan on the basis of our actual performance had they continued in the employ of STEC through the bonus payment date: (i) any participant who ceases employment due to death or disability after completion of the relevant performance year but prior to the payment of the bonus, so long as the Compensation Committee certifies that the applicable performance goals for the year have been met, and (ii) any participant who ceases employment due to death or disability during a relevant performance year shall be entitled to a pro rata bonus payment for the participant’s period of employment during the performance year so long as the Compensation Committee certifies that the applicable performance goals for the year have been met.

Term of Executive Cash Incentive Plan. If approved by the shareholders at the 2008 annual meeting, the Executive Cash Incentive Plan will be in effect for the year ending December 31, 2008 and for each of the next four years through the year ending December 31, 2012, unless the plan is earlier terminated by the Compensation Committee.

Amendment and Termination. The Compensation Committee may amend, suspend or terminate the Executive Cash Incentive Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the plan or in any award granted thereunder. The Compensation Committee may amend or modify the Executive Cash Incentive Plan in any respect, or terminate the plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award. Any amendment or modification of the Executive Cash Incentive Plan will be subject to shareholder approval to the extent required under Section 162(m).

Federal Income Tax Consequences. Under current federal income tax laws, participants will recognize taxable income equal to the bonus payment that they receive under the Executive Cash Incentive Plan. Such taxable income will be recognized in the calendar year in which the bonus payment is made to them. We will be entitled to an income tax deduction, equal to the amount of the taxable income recognized by the participants, for the taxable year for which the bonus is earned, provided such payment is made within two and one-half months following the close of STEC’s tax year; otherwise, the deduction will be deferred to the taxable year of payment. The bonus payments under the Executive Cash Incentive Plan are intended to qualify as performance-based compensation which is not subject to the $1 million limitation on the income tax deductibility of compensation paid to executive officers pursuant to Section 162(m).

New Plan Benefits

The potential bonuses under the Executive Cash Incentive Plan for 2008 at threshold, target and maximum levels of performance are as follows for our executive officers.

Name and Position	Bonus Amount at Threshold Level	Bonus Amount at Target Level	Bonus Amount at Maximum Level
Manouch Moshayedi Chief Executive Officer and Chairman of the Board	$128,750	$257,500	$386,250
Dan Moses Chief Financial Officer and Executive Vice President	$39,000	$78,000	$117,000
Mark Moshayedi President, Chief Operating Officer, Chief Technical Officer and Secretary	$56,875	$113,750	$170,625
All current executive officers as a group (3 persons)	$224,625	$449,250	$673,875

Vote Required

The approval of the STEC, Inc. Executive Cash Incentive Plan requires the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the 2008 annual meeting together with the affirmative vote of a majority of the required quorum. Should such shareholder approval not be obtained, the Executive Cash Incentive Plan will not be implemented.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the shareholders vote “FOR” the approval of the STEC, Inc. Executive Cash Incentive Plan.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

PricewaterhouseCoopers LLP has been selected by our Audit Committee as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If ratification of this selection is not approved by a majority of the shares of common stock voting thereon, our Audit Committee will review its future selection of independent registered public accounting firms; however, the Audit Committee may select PricewaterhouseCoopers LLP, notwithstanding the failure of the shareholders to ratify its selection. In addition, even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our shareholders.

Accountant Fees and Services

During the fiscal years ended December 31, 2007 and 2006, PricewaterhouseCoopers LLP provided various audit, audit related and non-audit services to us as follows:

Fee Category	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit Fees – Aggregate fees billed for professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, financial statement and statutory audits for our subsidiaries and services that are normally provided in connection with statutory and regulatory filings or engagements for the 2007 and 2006 fiscal years.	$847,000	$424,000

Audit-Related Fees – Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements which are not reported under “Audit Fees” above, including fees for consultation on possible acquisitions and review of incentive grant reimbursement submissions to foreign governmental agencies.	$10,000	$0

Tax Fees – Aggregate fees billed for tax compliance, tax advice and tax planning, including transfer pricing consultation.	$0	$0

All Other Fees – Aggregate fees billed for products and services provided other than as described in the preceding three categories.	$0	$0

Total Fees	$857,000	$424,000

Our Audit Committee has considered whether provision of the above services other than audit services is compatible with maintaining the independent registered public accounting firm’s independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP’s independence.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2008 annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2008.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All of the 2007 and 2006 services described above were pre-approved by the Audit Committee to the extent required by Section 10A of the Securities Exchange Act of 1934, as amended, which requires Audit Committee pre-approval of audit and non-audit services provided by our independent registered public accounting firm.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 requires the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the 2008 annual meeting together with the affirmative vote of a majority of the required quorum.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

OTHER MATTERS

Our Board of Directors knows of no other business that will be presented at the 2008 annual meeting. If any other business is properly brought before the 2008 annual meeting, proxies received will be voted in respect thereof in accordance with the recommendation of our Board of Directors. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of March 31, 2008.

Name	Age	Position
Manouch Moshayedi (2)	49	Chief Executive Officer and Chairman of the Board of Directors

Mark Moshayedi	46	President, Chief Operating Officer, Chief Technical Officer, Secretary and Director

Dan Moses (2)	40	Chief Financial Officer, Executive Vice President and Director

Rajat Bahri (1)	43	Director

F. Michael Ball (1)	52	Director

Vahid Manian (1)	47	Director

James J. Peterson (1)	52	Director

(1)	Member of the Audit, Compensation and Nominating and Corporate Governance Committees
(2)	Member of the Equity Awards and Special Banking and Investment Committees

Manouch Moshayedi.    See “Proposal No. 1: Election of Directors” for Mr. Moshayedi’s biography.

Mark Moshayedi.    See “Proposal No. 1: Election of Directors” for Mr. Moshayedi’s biography.

Dan Moses.    See “Proposal No. 1: Election of Directors” for Mr. Moses’ biography.

Rajat Bahri.    See “Proposal No. 1: Election of Directors” for Mr. Bahri’s biography.

F. Michael Ball.    See “Proposal No. 1: Election of Directors” for Mr. Ball’s biography.

Vahid Manian.    See “Proposal No. 1: Election of Directors” for Mr. Manian’s biography.

James J. Peterson.    See “Proposal No. 1: Election of Directors” for Mr. Peterson’s biography.

Relationships Among Executive Officers and Directors

Our executive officers are elected by the Board of Directors on an annual basis and serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified. Except as otherwise disclosed in their respective biography, there are no family relationships among any of the directors or executive officers of STEC.

CORPORATE GOVERNANCE

Director Independence

In determining whether or not a director or director nominee is independent, STEC uses the standards for director independence pursuant to Nasdaq listing standards. An “independent director” as defined in Nasdaq Marketplace Rule 4200 means a person other than an executive officer or employee of STEC or its subsidiaries, or any other individual having a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors considered relationships, transactions and/or arrangements with each of our directors and concluded that Rajat Bahri, F. Michael Ball, Vahid Manian and James J. Peterson, each of our non-employee directors, is an independent director under Nasdaq Marketplace Rule 4200. Manouch Moshayedi, Mark Moshayedi and Dan Moses did not qualify as independent directors because they are employees of STEC. In determining that each of the non-employee directors is independent, our Board of Directors considered, among other things, the types and amounts of the commercial dealings, if any, between us and the companies and organizations with which the non-employee directors are affiliated.

In addition, our Board of Directors has also determined that:

•	all directors who serve on the Audit, Compensation, and Nominating and Corporate Governance Committees are independent under Nasdaq Marketplace Rule 4200, and

•	all members of the Audit Committee meet the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

The independent directors meet regularly in executive sessions without the presence of the non-independent directors or members of our management at least twice per year during regularly scheduled Board of Directors meeting days and from time to time as they deem necessary or appropriate.

Board of Directors

Our Board of Directors is currently comprised of seven members. Each director currently serves until the next annual meeting of shareholders or until his successor is duly elected and qualified. At each annual meeting of shareholders, the directors’ successors will be elected to serve until the next annual meeting of shareholders. In addition, our bylaws provide that the authorized number of directors will be between four and seven, with the exact number to be determined by a majority of our Board of Directors or shareholders.

Our Board of Directors held 7 meetings in 2007 and also acted at various times by unanimous written consent without a meeting. Members of our Board of Directors and its committees also consulted informally with management from time to time during 2007. During 2007, and except for Mark Moshayedi (who attended 71%), all of our incumbent directors attended or participated in 75% or more of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings held by all committees of our Board of Directors on which each such director served, during the period for which each such director served.

Although we do not have a policy with regard to attendance by members of the Board of Directors at our annual meeting of shareholders, it is customary for all members of the Board of Directors to attend. Three of our then-current directors were present for our 2007 annual meeting held on June 4, 2007.

Board Committees

Our Board of Directors has five standing committees: the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Equity Awards Committee and the Special Banking and Investment Committee. The Audit Committee, Compensation Committee and the Nominating and Corporate

Governance Committee have written charters approved by the Board of Directors. A copy of each charter can be found under the “Investor Relations” section of our website at www.stec-inc.com. The members of each committee are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Equity Awards Committee	Special Banking and Investment Committee

Manouch Moshayedi				Chair	Chair
Dan Moses				X	X
F. Michael Ball	X	Chair	X
Rajat Bahri	Chair	X	X
James J. Peterson	X	X	Chair
Vahid Manian	X	X	X

Audit Committee – The Audit Committee is responsible for reviewing financial information which will be provided to shareholders and others, the systems of internal controls which management and our Board of Directors have established, the performance and selection of our independent registered public accounting firm, our audit and financial reporting processes, and our accounting practices. The Audit Committee operates under a written charter adopted by our Board of Directors, and the Audit Committee reviews and confirms the adequacy of such charter on an annual basis. Our Audit Committee met in March 2008 in connection with the audit of our 2007 financial statements. During 2007, our Audit Committee held 11 meetings and also acted at various times by unanimous written consent without a meeting. The Board of Directors has determined that Mr. Bahri is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee – The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our 2000 Stock Incentive Plan, including the approval of grants under such plan to our employees, consultants and directors. During 2007, our Compensation Committee held 7 meetings and also acted at various times by unanimous written consent without a meeting.

Nominating and Corporate Governance Committee – The Nominating and Corporate Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning STEC’s corporate governance policies and for recommending to the Board of Directors candidates for election to the Board of Directors. During 2007, our Nominating and Corporate Governance Committee held 3 meetings and also acted at various times by unanimous written consent without a meeting. The Nominating and Corporate Governance Committee recommended to the Board of Directors the nomination of directors for the 2008 annual meeting. When considering a potential candidate for membership on the Board of Directors, the Nominating and Corporate Governance Committee considers the candidates’ relevant business and industry experience, financial acumen, demonstrated character and judgment, prior experience serving as a director, willingness to be involved and ability to bring to the company experience and knowledge in areas that are most beneficial to the company. Based on the composition of the Board of Directors and our company’s needs, the Nominating and Corporate Governance Committee will also consider whether the candidate qualifies as an independent director under the NASDAQ Marketplace Rules. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of our shareholders and us. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee would recommend the candidate for consideration by the Board of Directors. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.

The Nominating and Corporate Governance Committee will also consider recommendations for nominees to the Board of Directors submitted by shareholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. Shareholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for nominees for the position of director should submit the candidate’s name, appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination to the Nominating and Corporate Governance Committee in care of Mark Moshayedi, Corporate Secretary, at the following address: STEC, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812.

Equity Awards Committee – The Equity Awards Committee has separate but concurrent jurisdiction with the Compensation Committee to make option grants, restricted stock unit and other stock-based awards under our 2000 Stock Incentive Plan to eligible individuals other than executive officers and the non-employee members of our Board of Directors. The Equity Awards Committee held no meetings in 2007, but acted at various times by unanimous written consent without a meeting. The Equity Awards Committee does not operate under a formal written charter.

Special Banking and Investment Committee – The Special Banking and Investment Committee monitors, reviews and approves the investment of our cash assets in accordance with the Investment Policy Guidelines approved by our Board of Directors. The Special Banking and Investment Committee held no meetings in 2007. The Special Banking and Investment Committee does not operate under a formal written charter.

Our Board of Directors may establish other committees to facilitate the management of our business.

Shareholder Communications with the Board of Directors

Shareholders can contact our Board of Directors through written communication sent by certified mail to Board of Directors c/o Corporate Secretary, STEC, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812. Our Corporate Secretary will forward all correspondence to the Board of Directors, except for junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Our Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within STEC for review and possible response. From time to time our Board of Directors may change the process by which shareholders may communicate with the Board of Directors. Such changes will be posted to our website at www.stec-inc.com.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and directors. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Relations” section of our website at www.stec-inc.com. The information on our website is not incorporated by reference in this Proxy Statement. We may post amendments to or waivers of the provisions of the Code of Business Conduct and Ethics, if any, made with respect to any of our directors and executive officers on that website.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, Messrs. Bahri, Ball, Manian and Peterson served as members of our Compensation Committee. None of the members of the Compensation Committee has at any time been an officer or employee of STEC.

Except as indicated below, none of our current executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving on our Board of Directors or our Compensation Committee.

Manouch Moshayedi and Mark Moshayedi are significant beneficial owners of MDC Land Corporation, MDC Land LLC, and QualCenter, Inc., all of which are privately-held entities. In addition, Manouch Moshayedi and Mark Moshayedi are each a director, executive officer and/or manager of each of these companies. For additional information concerning transactions involving members of the Board of Directors, see “Certain Relationships and Related Transactions.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Form 4 or 5 with the Securities and Exchange Commission. Such executive officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 4 or 5 were required for such persons, we believe that for the reporting period from January 1, 2007 to December 31, 2007, our executive officers and the non-employee members of our Board of Directors complied with all their reporting requirements under Section 16(a).

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

General Philosophy and Objectives

Our executive compensation program is intended to attract, motivate and retain talented executive officers to improve the financial position of the company, to hold executives accountable for the performance of the functions for which they are responsible, to create near-term and long-term value for our shareholders and link compensation with company performance. Our compensation decisions with respect to executive officer total annual compensation is affected by (a) the executive’s individual performance, (b) the executive’s level of responsibility and function within the company, (c) the overall performance and profitability of the company, (d) the company’s effective execution of its strategic initiatives, and (e) our assessment of the competitive marketplace for executive officers in comparable positions, including businesses of similar size and complexity within the technology market. Our Compensation Committee regularly reviews the elements of our executive officer compensation program and makes changes thereto when it believes necessary or in the best interest of the company.

During 2007, the Compensation Committee undertook an extensive review of our compensation arrangements and compensation philosophy for our executive officers with the goal to implement changes for 2008. As a consequence of this review, and in anticipation of significant changes for 2008, the Compensation Committee determined not to make any adjustments to the compensation paid to our executive officers for 2007. Accordingly, the following discussion will summarize the 2007 compensation for our executive officers and highlight changes to our executive compensation program and philosophy for 2008.

The goal of our executive compensation program is to insure that total direct compensation for our executive officers is within industry norms. The Compensation Committee believes that industry norms generally fall between the 50th and the 75th percentile of the executive officer compensation practices of businesses of similar size and complexity within the technology market. We examined our pay practices against other technology companies within a $200 million and $400 million revenue range to reflect positions of similar scope as our defined market. The Compensation Committee intends to utilize the cash incentive and equity components to provide each executive officer with total direct compensation opportunity for the year that is within such industry norms. However, the Compensation Committee does not attempt to target individual components of compensation at any specific percentile of the levels of compensation in effect for other executives in comparable positions in the industry. The Compensation Committee believes that an effective executive compensation program should permit the flexibility to award total direct compensation that may be above industry norms when company performance exceeds expectations, and if company performance is below expectations, total direct compensation may be reduced to below industry norms. Accordingly, the total direct compensation of each of our executive officers is driven in part by our financial results, and reflects our growing commitment toward a pay-for-performance compensation philosophy.

Role of Compensation Committee

Role and Authority. Our Compensation Committee administers the compensation program for our executive officers and establishes the overall compensation philosophy for executive officers. The role of the Compensation Committee is to review, recommend and approve the base salaries, any bonuses, other cash compensation or perquisites of the executive officers. The Compensation Committee also administers our 2000 Stock Incentive Plan with respect to all executive officers and has the exclusive authority to make awards to them under the 2000 Stock Incentive Plan. The Compensation Committee also reviews and recommends to the Board of Directors for approval, or approve as appropriate, new incentive compensation plans and equity-based compensation plans and any changes to or modifications of existing incentive compensation plans and equity-based compensation plans. The Compensation Committee periodically reviews and recommends to the Board of Directors for consideration and approval any changes in director compensation for our independent, non-employee directors. The members of our Compensation Committee are Rajat Bahri, F. Michael Ball, Vahid Manian and James J. Peterson, each of whom is an independent, non-employee director as such term is defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, and each of whom also meet applicable federal securities and NASDAQ listing requirements to qualify as an independent director. In addition, our Compensation Committee is also comprised exclusively of “outside directors” in accordance with Section 162(m) of the Internal Revenue Code.

Role of Executive Officers in Compensation Decisions. The Compensation Committee periodically meets with members of senior management to discuss and review our compensation program, practices and packages for executives, other employees and directors. The Compensation Committee annually evaluates the performance of our chief executive officer and determines and approves the total compensation based on this evaluation in light of the philosophy and objectives of our executive compensation program. Our chief executive officer makes compensation recommendations to the Compensation Committee with respect to our other executive officers. Our chief executive officer is not involved with any aspect of determining his own pay. Executive officers are not present at the time of compensation deliberations held by the Compensation Committee. The Compensation Committee considers, but is not bound to and does not always accept, any of management’s recommendations with respect to executive compensation.

Delegation. In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee and, to the extent not expressly reserved to the Compensation Committee by the Board or Directors or by applicable law, rule or regulation, to any other committee of directors appointed by it, which may or may not be composed of members of the Compensation Committee. The Compensation Committee or the Board of Directors may also delegate two or more of our executive officers with the authority to make option grants or other stock-based awards under our 2000 Stock Incentive Plan to eligible individuals who are not executive officers or board members, provided that the Compensation Committee or Board of Directors sets guidelines on the authority of such executive officers to make grants. Our Board of Directors has established the Equity Awards Committee, consisting of Manouch Moshayedi and Dan Moses, with limited authority to make option grants and other stock-based awards under our 2000 Stock Incentive Plan to eligible individuals other than executive officers and non-employee board members. The Equity Awards Committee may not grant more than 20,000 options or 5,000 shares of other stock-based awards to any one individual, nor grant more than 100,000 options and 20,000 shares of other stock-based awards in the aggregate in any one month.

Use of Consultants. The Compensation Committee has the authority to engage its own independent advisors, including compensation consultants, to assist in carrying out its responsibilities. During 2007, the Compensation Committee undertook an extensive review of our executive compensation arrangements and executive compensation philosophy with the goal to implement any changes thereto for 2008. In connection with this review, the Compensation Committee engaged Radford Surveys + Consulting, an Aon Consulting Company, as its independent compensation consultant. Radford was retained to conduct a review and analysis of our executive compensation program and to provide advice and recommendations on competitive market practices and the appropriateness and merit of specific compensation decisions. Radford has participated in meetings with the Compensation Committee and also communicates with the chair of the Compensation Committee outside of meetings. Radford has not provided any other services to us nor have they received any compensation other than with respect to the services provided to the Compensation Committee.

Comparative Market Information. For purposes of evaluating competitive market practices, Radford provided an analysis of the executive officer compensation practices within the market consisting of broad high technology companies and semiconductor and capital equipment companies with revenues from $200 million to $400 million. We believe this market guide reflects the market where we will compete for executive talent, reflective of positions of similar business scope, complexity and accountability and reflective of the skills and experience required of our executive team to be successful in leading the business for our shareholders. The Compensation Committee recognizes that comparable market information may not be directly applicable to us given that several of our executive officers are founders and holders of a significant equity position in the company. Therefore, the positions of our executive officers were compared with those of their counterparts in the market, and the market compensation levels for comparable positions were used only as a guide and point of reference for determining overall compensation. While the Compensation Committee reviews the individual elements of compensation for the market in determining the reasonableness of our executive compensation, it does not set each item of compensation levels by reference to any certain percentile or benchmark within the market.

Elements of Compensation

Our executive compensation program consists of a mix of the following elements: (i) base salary, (ii) annual cash incentives (beginning in 2008), (iii) long-term incentive compensation, such as equity awards, (iv) perquisites and generally available benefit programs and (v) post-employment benefits (beginning in 2008). Our executives also participate in certain other benefits, such as general health, life and disability insurance plans and our tax-qualified 401(k) defined contribution plan, most of which are generally available to all salaried employees.

The Compensation Committee determines the mix and weighting of each of our compensation elements. However, the Compensation Committee assigns no specific weight to any of the individual compensation elements in establishing total executive compensation. Rather, the amount of each compensation element is intended to vary with position and level of responsibility, and is designed to motivate a focus on overachievement. As a result, direct total compensation should vary from year to year based on company and individual performance. In addition, in determining the appropriate levels of compensation to be paid to executive officers, the Compensation Committee does not generally factor in amounts realized from prior compensation. Stock price performance has not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control.

Base Salary

We believe that it is important that the total cash compensation paid to our executive officers remains at a competitive level to enable us to attract and retain management personnel with the talents and skills required to meet the challenges of a highly competitive industry. Base salary has generally been the most significant portion of our compensation package to our executive officers. Base salary levels are designed primarily to provide the competitive compensation required to attract and retain executives with the talents, skills and experience necessary to drive company success. Base salaries may be adjusted each year on the basis of the executive’s experience, skill set, performance level and contributions to the company’s overall success, as well as the competitive marketplace for executives in comparable positions. Adjustments to base salary may be contingent on company performance in any given year. The relative weight given to each factor varies with each executive officer in the sole discretion of the Compensation Committee. Although base salaries for executive officers are reviewed annually or upon changes in responsibilities, there is no assurance of any salary adjustment for any executive officer on an annual basis. In addition, the Compensation Committee believes that it is important to provide executive officers with a certain level of compensation stability and certainty each year. Therefore, the Compensation Committee generally does not expect that base salaries will change substantially from year to year absent extraordinary circumstances, such as a significant increase in responsibilities, change in compensation practices in the market for executive talent or promotion. We believe that base salary will over time comprise a smaller portion of total direct compensation as the company moves toward a pay-for-performance policy. As a consequence of the Compensation Committee’s review of our executive compensation arrangements in 2007, and in anticipation of significant changes for 2008, the Compensation Committee determined not to make any adjustments to the base salaries of each of our executive officers for 2007. Therefore, base salaries for 2007 were kept at 2005 levels for Manouch Moshayedi and Mark Moshayedi and at the 2006 level for Dan Moses. Following the Compensation Committee’s review of our executive compensation arrangements, in March 2008 the Compensation Committee approved a $15,000 increase to the annual base salaries of Manouch Moshayedi,

Dan Moses and Mark Moshayedi to be retroactively effective as of January 1, 2008 primarily to offset the reduction in their perquisites as further described below. As a result, the 2008 base salaries of Manouch Moshayedi, Dan Moses and Mark Moshayedi are $515,000, $390,000 and $455,000, respectively.

Cash Incentive

We have not historically maintained a formal annual cash incentive bonus program for our executive officers. However, beginning in 2008 and subject to shareholder approval at the 2008 annual meeting, our executive officers selected by the Compensation Committee will be eligible to participate in the STEC, Inc. Executive Cash Incentive Plan. For 2008, the Compensation Committee has selected Manouch Moshayedi, Dan Moses and Mark Moshayedi to participate in the Executive Cash Incentive Plan. The Executive Cash Incentive Plan is designed to recognize and reward the link between achievement of the company’s business objectives and an executive’s contribution to that success. Cash incentives are intended to motivate and retain executives by providing compensation, in addition to base salary, for the achievement of corporate and individual objectives that are established annually by the Compensation Committee. The Compensation Committee believes that the adoption of the Executive Cash Incentive Plan will advance our pay-for-performance policy by focusing the attention of our executive officers on the attainment of company and individual objectives for the year.

Under the Executive Cash Incentive Plan, each executive officer has an annual bonus target, expressed as a percentage of base salary that is approved by the Compensation Committee each year. The Compensation Committee establishes performance goals for the plan each year based on the then-current business priorities. Metrics and weightings may vary from year to year as we seek to deliver near-term operating performance that supports long-term growth, as measured through stock appreciation to the shareholders. For each executive’s 2008 annual bonus target, 40% is based on the revenue objectives, 40% is based on non-GAAP earnings per share objectives which are reported in our quarterly earnings releases and 20% is based on individual objectives. For the purpose of determining whether the earnings per share objectives have been met, the Compensation Committee will use numbers reported by the Company in accordance with generally accepted accounting principles in the U.S., as adjusted for non-cash, nonrecurring, extraordinary and certain other items. Individual performance objectives were tailored for each executive officer, and included the following categories: product line revenue, product development, manufacturing, global tax restructuring, internal controls, operational efficiency and cost-savings. Corporate performance goals are generally weighted more heavily than individual objectives because they are important indicators of increased shareholder value. The individual performance objectives vary with each executive. We do not publicly disclose specific annual corporate or individual objectives as we believe such information is highly confidential. Disclosing specific objectives would provide competitors and other third parties with insights into the planning process and would therefore cause us competitive harm. When determining the performance goals and metrics and target bonuses, the Compensation Committee considered the likelihood of the achievement of the target levels of performance. At the time the performance goals were determined, the Compensation Committee was substantially uncertain as to whether the performance goals would be met. The Compensation Committee believes that the performance goals will be challenging and difficult to achieve, but attainable with significant effort and skill on the part of the executive officer participants.

The company must meet a minimum level of performance under the plan, referred to as the threshold, for any funding to be allocated to the plan. For 2008, the Compensation Committee established the threshold at 85% of target performance objectives, with maximum performance measured at 115% of target performance objectives. If the threshold is achieved, the participant will be entitled to receive 50% of target bonus up to 150% of target bonus if maximum performance is achieved. For 2008, the target incentive bonuses for our executive officer participants range between 20% and 50% of base salary. The Compensation Committee considers a variety of factors when setting target incentive bonuses for our executive officers. Such factors may include internal pay equity, experience, tenure, position and maintaining total direct compensation within industry norms. The Compensation Committee recognized that the bonus targets for our executives are generally below the bonus targets of the executives of businesses of similar size and complexity within the technology market. However, bonuses are not themselves targeted at a fixed percentile, but are determined so that the target bonus, together with all other elements total direct compensation, is within industry norms.

At the end of the year, the Compensation Committee determines the funding pool in the plan based on an assessment of company performance versus the pre-established performance objectives. This pool is the amount of total dollars available for cash incentive awards under the plan. The Compensation Committee then determines the amount of the award to be paid to each executive officer by comparing actual results to the performance objectives developed at the beginning of the plan year.

Long-Term Incentive Compensation

We provide long-term incentive compensation through stock-based awards that generally vests over multiple years under our shareholder-approved 2000 Stock Incentive Plan. The objectives of equity compensation are to encourage creation of increased shareholder value by providing executive officers with a significant incentive to create long-term share price appreciation and to attract, motivate, and reward executive officers by rewarding the achievement of superior company performance. The Compensation Committee did not make any stock-based awards to our executive officers in 2007.

Historically, our grants of stock-based awards to the executive officers have consisted solely of stock options. Stock options allow the executive officer to acquire shares of STEC’s common stock at a fixed price per share over a specified period of time (usually up to ten years). Each option generally becomes exercisable in a series of equal installments over a specified period, contingent upon the executives’ continued employment with us. Our executives realize value on these options only if our stock price increases (which benefits all shareholders) and only if the executives remain employed with us until the time their options vest. The Compensation Committee believes that awards of stock options over other forms of equity-based awards, such as restricted stock units, more closely aligns the interests of the recipient with those of our shareholders because the recipient will only realize a return on the option if our stock price increases over the term of the option.

In the past, the size of the option grant to each executive officer is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the executive’s current position with us, his personal performance in recent periods and his potential for future responsibility and promotion over the option term. Other factors generally considered by the Compensation Committee in awarding stock options include:

•	Our retention goals for the executive officer;

•	the number of shares of common stock and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual;

•	the FAS 123(R) value of the stock option grant; and

•	the relative size of option grants for similar officers in the market for talent.

The Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and the weighting of these factors may vary among individual executives.

We have not adopted any stock ownership guidelines since two of our three executive officers are founders and therefore have significant holdings in the company. We have an insider trading policy which, among other things, prohibits our executive officers, employees and directors from short-selling our common stock or engaging in transactions involving STEC-based derivative securities. In addition, our insider trading policy also prohibits hedging transactions involving our common stock.

Option Grant Practice

Under the terms of the 2000 Stock Incentive Plan, the Compensation Committee has the exclusive authority to make grants of stock options, restricted stock units, stock issuances and other stock-based awards to our executive officers and non-employee board members and also has the authority to make stock-based awards under the plan to all other eligible individuals. However, any stock-based awards made to members of the Compensation Committee must be authorized and approved by a disinterested majority of our Board of Directors. Additionally, the Board of Directors may at any time appoint a secondary committee of one or more board members to have separate but concurrent authority with the Compensation Committee to make stock-based awards under the plan to individuals other than executive officers and non-employee board members. Our Board of Directors has established the Equity Awards Committee, consisting of Manouch Moshayedi and Dan Moses, with limited authority to make option grants and other stock-based awards under our 2000 Stock Incentive Plan to eligible individuals other than executive officers and non-employee board members.

Our Board of Directors has adopted an Equity Awards Policy that outlines the procedural guidelines for the grant of equity awards under our 2000 Stock Incentive Plan. The grant date of an equity award is the effective date that the Board of Directors, Compensation Committee or Equity Awards Committee takes formal action to approve such equity award (unless a later grant date has been expressly designated). Equity awards may be granted during scheduled meetings or by unanimous written consent. For actions taken during a meeting, the effective date of approval shall be the date of such meeting. For actions approved by unanimous written consent, the effective date of approval shall be the latest date the consent is signed. All stock option grants have a per share exercise price equal to the fair market value of STEC’s common stock on the grant date as measured by the closing selling price per share of our common stock at the close of regular hours trading on the NASDAQ Global Market on that date. Except for annual grants of equity awards to our non-employee directors made on the date of our annual meeting following their re-election to the Board of Directors, grants of equity awards to executive officers and directors may only be made during our open trading window under our insider trading policy and when the Board of Directors or Compensation Committee is not in possession of material, non-public information concerning STEC. We have not granted, nor do we intend in the future to grant, equity compensation awards to executive officers in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, we have not timed, nor do we intend in the future to time, the release of material nonpublic information based on stock-based award grant dates.

Retirement Benefits

Our executive officers are eligible to participate in our tax-qualified 401(k) defined contribution plan. Our 401(k) plan covers employees immediately. Employees may make voluntary contributions of up to 75% of their annual pre-tax compensation to the plan, subject to the maximum elective deferral limit allowed by the IRS. We make matching contributions equal to one-half of each participating employee’s matchable contributions to the plan, which cannot exceed 10% of their salary, after six months of service. Our matching contributions to the plan are subject to vesting at the rate of 20% per year beginning after the employee’s second year of employment. All of our executive officers participated in our 401(k) plan during the year ended December 31, 2007 and received matching contributions similar to all other employees.

Perquisites and Generally Available Benefit Programs

We provide certain of our executive officers with limited personal benefits and perquisites. We provide our executives officers with the personal use of company automobiles. In addition, we also pay for the premiums on life insurance policies owned by Manouch Moshayedi and Mark Moshayedi. In order to simplify our car program for executive officers, during 2008 we intend to transition to an allowance program and reduce the value of such benefits to the executives. Under the prior program, executive officers were entitled to use company owned vehicles for business and personal purposes, with the company paying for the insurance, maintenance and gas costs. Under the allowance program, the company will provide each executive officer with an annual car allowance. The executive is responsible for leasing or purchasing his own vehicle, as well as paying for insurance, maintenance and gas costs. The 2008 annual car allowance for each executive officer will be $15,000. Generally, each of these personal benefits and perquisites were in place when the company was a private company and the Compensation Committee recognizes their contribution to overall employee morale and retention. The Compensation Committee believes these limited personal benefits are reasonable under the circumstances and does not consider them to be a significant component of total executive compensation. The Compensation Committee considers the value of these additional benefits when establishing appropriate compensation levels for the executive officers.

We also maintain life, medical and dental insurance, accidental death insurance, and disability insurance programs for all of our employees, as well as customary vacation, leave of absence and other similar policies. Executive officers are eligible to participate in these programs on the same basis as the rest of our salaried employees.

Compensation Following Employment Termination or Change-in-Control

Severance Agreement with Mike Moshayedi. On February 9, 2007, as a result of the sale of the assets of our Consumer Division, we eliminated the senior management position held by Mike Moshayedi, our President, co-founder and head of the Consumer Division, and reached an agreement concerning the termination of Mr. Moshayedi’s employment without cause. We entered into a Severance Agreement and General Release with Mr. Moshayedi effective as of February 9, 2007. In determining to provide such benefits, the Compensation Committee considered, among other factors, Mike Moshayedi’s length of service, his role as a founder of the company, the circumstances of his termination, his age and years of service prior to retirement and his contributions to the company. A summary of the terms of our severance agreement with Mr. Moshayedi, as well as the compensation paid to him in 2007, are described in the section under the heading “Potential Payments Upon Termination or Change of Control” below.

New Severance and Change-in-Control Agreements. Historically, the company did not have any arrangements that provide our executive officers with any severance or benefits following the termination of employment or change-in-control. In March 2008, following the Compensation Committee’s extensive review of our executive compensation arrangements and executive compensation philosophy, the company entered into Severance and Change-in-Control Agreements with Manouch Moshayedi, Dan Moses and Mark Moshayedi. Under the terms of these agreements, if we terminate the executive officer’s employment without cause or if the executive officer terminates his employment for good reason, we will pay him a lump sum equal to eighteen (18) months of the executive officer’s then-current annual base salary. Such payment shall be made as soon as practicable after six (6) months and one (1) day following the date of termination. The company is also required to continue certain of the executive’s employee benefits for eighteen (18) months after this termination date. In addition, the executive officer will be entitled to a lump sum payment, in cash, equal to the sum of (a) eighteen (18) months of the company’s automobile allowance/reimbursement policy and (b) eighteen (18) months of premiums for any term life insurance maintained or paid for by the company. If there is a change in control of the company during the term of the Severance and Change-in-Control Agreement, and within an eighteen (18) month period following such change in control we terminate the executive officer without cause or if the executive officer terminates his employment for good reason, the executive officer will be entitled to the same benefits as described above. The executive shall be required to enter into a general release and waiver of claims in favor of the company as a condition to the receipt of the payments and benefits under the Severance and Change-in-Control Agreement. If the executive’s employment is terminated by us for cause or if the executive terminates his employment without good reason or as a result of his death or disability, the executive is entitled to receive all salary and vacation pay accrued but unpaid through his termination date in one lump sum payment. Each Severance and Change-in-Control Agreement has an initial term of two years, and is subject to automatic extension for additional one year terms unless the company gives notice of intent not to renew the agreement at least sixty (60) days prior to the expiration of the then current term.

Under the Severance and Change-in-Control Agreements, “cause” is generally defined as an executive’s (i) committing any felony or other crime involving dishonesty, (ii) failure to perform reasonably assigned lawful duties or to comply with a lawful instruction of the Board of Directors, (iii) dishonesty, willful misconduct, or gross negligence in the performance of his duties, (iv) substantial or material failure or refusal to perform or comply with company policies, procedures or practices, or (v) unauthorized use or disclosure of confidential information or trade secrets of the company. Under the Severance and Change-in-Control Agreements, “good reason” is generally defined as (i) any material breach by the company of the Severance and Change-in-Control Agreement, (ii) failure by the company to assign the Severance and Change-in-Control Agreement to a successor to the company, or the failure of a successor to the company to assume such agreement, (iii) a requirement that the executive be based at any office or location more than thirty (30) miles from the company’s offices in Santa Ana, California, (iv) a material reduction in duties inconsistent with executive’s position, (v) the Board of Directors’ directive for the executive to engage in unlawful conduct, or (vi) a material reduction in the executive’s base salary.

The Severance and Change-in-Control Agreements also provide that in the event an executive is subject to the excise tax imposed by Internal Revenue Code Section 4999 (which results in a corresponding loss of a tax deduction for the company pursuant to Internal Revenue Code Section 280G), the executive is only entitled to any payments that result in such lost tax deduction if, on an after-tax basis, the executive retains a greater amount of after-tax benefits by paying the excise tax than the executive would have received if he reduced his benefits to an amount that would not result in the imposition of the excise tax.

We believe that such severance and change-in-control arrangements are important to provide continuity of management and provide the incentive to remain with the company and continue to focus on running the business notwithstanding the possibility, threat or occurrence of a change in control. We also believe that we must offer such severance and change-in-control arrangements in order to remain competitive because similar protections are typically provided by other companies with which we compete for executive talent. In determining the appropriate amount of benefits to provide our executives under the Severance and Change-in-Control Agreements, the Compensation Committee considered practices by other technology companies of similar size and complexity, the length of service to the company for each executive, each executive’s contribution to the company, and competitive market practices. The Compensation Committee sought the advice of its compensation consultant in determining the reasonableness of the terms of the Severance and Change-in-Control Agreements. The Compensation Committee believes that severance benefits equal to eighteen (18) months base salary is competitive and within market norms in light of the fact that the severance benefits ranged from twelve (12) to twenty-four (24) months of base salaries for businesses of similar size and complexity within the technology market. In deciding to set all executive officer’s severance benefits at eighteen (18) months, the Compensation Committee also considered the recommendation of our chief executive officer that post-termination benefits be similar for all executive officers for internal pay equity purposes. While other companies often include an executive’s pro rata or target cash bonus as a post-termination benefit, the Compensation Committee believes that the determination of an executive’s pro rata cash bonus would be difficult and complicated in an employment termination scenario particularly since determining the attainment of individual performance goals could be a highly subjective task depending on the timing and circumstances of the termination. The Compensation Committee was also concerned that the payment of an executive’s target bonus upon termination of employment could exceed competitive practice in the industry. The Compensation Committee did determine it was appropriate, however, to pay to a terminating executive a lump sum cash payment equivalent in value to eighteen (18) months of the executive’s perquisites as in effect at the time of termination in lieu of any pro rata or target cash bonus opportunity. The Compensation Committee also believes strongly in a pay for performance culture in managing compensation and therefore did not believe it appropriate to provide termination benefits that would factor in any form of performance based pay if the executive was not actively engaged in performing services that added value for our shareholders.

Provisions under our 2000 Stock Incentive Plan permit the acceleration of vesting of outstanding equity awards in the event of a corporate transaction, change in control or hostile tender offer as further described below:

Corporate Transaction. In the event of a corporate transaction, each outstanding option under the 2000 Stock Incentive Plan will automatically accelerate in full, unless (i) the option is assumed by the successor corporation or otherwise continued in effect or (ii) the option is replaced with a cash incentive program that preserves the spread existing on the unvested shares subject to such option (which is measured as the excess of the fair market value of those shares over the exercise price in effect for the shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares. In addition, all outstanding repurchase rights held by us with respect to outstanding unvested awards under the 2000 Stock Incentive Plan will automatically terminate, and all unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. Each outstanding restricted stock unit or other stock-based award will vest as to the number of shares of common stock subject to such award immediately prior to the corporate transaction, unless the unit or award is assumed by the successor corporation or otherwise continued in effect. Our Compensation Committee has the discretion to structure one or more awards under the 2000 Stock Incentive Plan so that those awards will vest in full either immediately upon a corporate transaction or in the event the individual’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a corporate transaction, whether or not those awards are to be assumed or otherwise continued in effect. Our Compensation Committee has not implemented this feature of the 2000 Stock Incentive Plan for any of our executive officers. A corporate transaction will be deemed to occur upon (i) the acquisition of STEC by merger or consolidation approved by our shareholders or (ii) a sale of all or substantially all of STEC’s assets in complete liquidation or dissolution of STEC approved by our shareholders.

Change in Control. Our Compensation Committee has the discretion to structure one or more awards under the 2000 Stock Incentive Plan so that those awards will immediately vest in connection with our change of control or in the event the individual’s service with us is terminated (actually or constructively) within a designated period following our change of control. A change of control will be deemed to occur upon (i) a successful tender offer for more than 50% of our outstanding voting stock or (ii) a change in the majority of our Board of Directors through one or more contested elections for board membership. Our Compensation Committee has not implemented this feature of the 2000 Stock Incentive Plan for any of our executive officers.

Hostile Tender Offer. Our Compensation Committee will also have the discretion to structure one or more awards under the 2000 Stock Incentive Plan so that those awards will immediately vest in connection with the successful completion of a hostile tender offer for more than fifty percent of our outstanding voting securities or in the event the individual’s service with us is terminated (actually or constructively) within a designated period following the completion of such hostile tender offer. Our Compensation Committee has not implemented this feature of the 2000 Stock Incentive Plan for any of our executive officers.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation, whether payable in cash or stock, exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based compensation. Non-performance-based compensation paid to our executive officers for 2007 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that any non-performance-based compensation payable in cash to the executive officers for 2008 will exceed that limit. Accordingly, the Compensation Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to our executive officers but will reconsider this decision should the individual non-performance-based cash compensation of any executive officer approach the $1.0 million level. Our 2000 Stock Incentive Plan has been structured so that any compensation deemed paid by us in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation that will not be subject to the $1.0 million limitation on deductibility provided that the option grants are approved by a committee comprised exclusively of two or more “outside directors” as required by Section 162(m). We are also seeking shareholder approval at the 2008 annual meeting of our Executive Cash Incentive Plan to insure that incentive bonuses awarded under such plan qualify as performance-based compensation within the meaning of Section 162(m). The Compensation Committee believes that a majority of the potential compensation payable to the executive officers on an annual basis should be based on the achievement of qualified performance-based goals to ensure that, whenever possible, such compensation is tax deductible to the company.

Summary Compensation Table

For Fiscal 2007 and 2006

The following table sets forth certain summary information concerning the compensation earned by our chief executive officer, chief financial officer and our other most highly compensated executive officer for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2007 and 2006. Mike Moshayedi, our former President, is also included in the table because he would have been among our two highest compensated executive officers on December 31, 2007 had his employment not been terminated earlier in the year. The individuals included in the following table are collectively referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)			Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
Manouch Moshayedi Chief Executive Officer and Chairman of the Board	2007 2006	$ $	500,000 500,000		— —	— —	— —	— —	— —	$ $	69,824 43,135	$ $	569,824 543,135

Dan Moses Chief Financial Officer and Executive Vice President	2007 2006	$ $	375,000 325,500		— —	— —	— —	— —	— —	$ $	29,980 31,794	$ $	404,980 357,294

Mike Moshayedi Former President	2007 2006	$ $	56,818 375,000	(1)	— —	— —	— —	— —	— —	$ $	628,524 30,400	$ $	685,342 405,400

Mark Moshayedi President, Chief Operating Officer, Chief Technical Officer and Secretary	2007 2006	$ $	440,000 440,000		— —	— —	— —	— —	— —	$ $	77,298 50,010	$ $	517,298 490,010

(1)	Mike Moshayedi’s employment was terminated as of February 9, 2007. Amount represents salary earned by Mike Moshayedi through February 9, 2007.
(2)	Amounts in this column are detailed in the following “All Other Compensation Table” below.

All Other Compensation Table

Name	Year	401(k) Matching Contribution		Car Allowance (1)		Company Paid Life Insurance Premiums		Severance Benefits (2)	Total All Other Compensation
Manouch Moshayedi	2007 2006	$ $	7,750 7,000	$ $	22,121 15,735	$ $	39,953 20,400	— —	$ $	69,824 43,135

Dan Moses	2007 2006	$ $	7,750 7,500	$ $	22,230 24,294		— —	— —	$ $	29,980 31,794

Mike Moshayedi	2007 2006	$ $	1,748 7,500	$ $	27,433 2,500	$ $	26,207 20,400	$573,136 —	$ $	628,524 30,400

Mark Moshayedi	2007 2006	$ $	7,750 7,500	$ $	33,398 22,110	$ $	36,150 20,400	— —	$ $	77,298 50,.010

(1)	Amount represents the aggregate incremental cost to us for the name executive officer’s personal use of our cars. Per IRS regulations, the named executive officer recognized imputed income on the personal use of our cars at rates established by the IRS. For SEC purposes, the cost of personal use of our cars is calculated based on the incremental cost to us. The methodology for computing the aggregate incremental cost to us involves compiling the expenses that were paid by us or reimbursed to the named executive officer for the named executive officer’s use of the car based on personal usage and adding such cost to the IRS imputed income recognized by the name executive officer. Those expenses include (a) the cost of insurance that were paid by us, (b) the cost of gasoline used in the car that was paid or reimbursed by us; and (c) the cost of maintenance and repairs of the car that was paid or reimbursed by us. The amounts disclosed for 2006 have been revised to include certain car allowance expenses paid by us that were inadvertently omitted from last year’s disclosure.
(2)	In connection with the termination of Mike Moshayedi’s employment on February 9, 2007, we entered into a Severance Agreement and General Release with Mr. Moshayedi. Pursuant to the Severance Agreement, Mr. Moshayedi received $562,500, less applicable tax withholdings, representing 18 months of Mr. Moshayedi’s base salary. In addition, the amounts in this column include $10,636 representing the premiums paid by us in 2007 for continue health care coverage for Mr. Moshayedi pursuant to the terms of the Severance Agreement.

Grants of Plan-Based Awards

For Fiscal 2007

None of our named executive officers received plan-based awards during the year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options for each of our named executive officer outstanding as of the year ended December 31, 2007. None of our named executive officers held any stock awards during the year ended December 31, 2007. All awards listed in the table were granted under our 2000 Stock Incentive Plan.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Manouch Moshayedi Chief Executive Officer and Chairman of the Board	87,665 300,000	(1) (1)	0 0	—	$ $	3.08 3.84	5/21/13 2/23/15	—	—	—	—

Dan Moses Chief Financial Officer and Executive Vice President	25,000 100,000 200,000 100,000	(1) (1) (1) (1)	0 0 0 0 0	—	$ $ $ $	2.74 5.75 3.67 3.84	5/2/11 6/23/12 5/18/14 2/23/15	—	—	—	—

Mike Moshayedi Former President	—		—	—		—	—	—	—	—	—

Mark Moshayedi President, Chief Operating Officer, Chief Technical Officer and Secretary	87,665 250,000	(1) (1)	0 0	—	$ $	3.08 3.84	5/21/13 2/23/15				—

(1)	These options are fully-vested and immediately exercisable.

Option Exercises and Stock Vested

For Fiscal 2007

The following table shows all stock options exercised and value realized upon exercise by our named executive officers during the year ended December 31, 2007. None of our named executive officers held any stock awards during the year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Manouch Moshayedi Chief Executive Officer and Chairman of the Board	162,335	$610,380	—	—

Dan Moses Chief Financial Officer and Executive Vice President	—	—	—	—

Mike Moshayedi Former President	350,000	$1,292,537	—	—

Mark Moshayedi President, Chief Operating Officer, Chief Technical Officer and Secretary	162,335	$610,380	—	—

The aggregate dollar amount realized by the named executive officer upon exercise of a stock option is determined by multiplying the number of shares for which the stock option was exercised by the difference between the market price of the underlying securities at exercise and the exercise or base price of the stock options. The aggregate dollar amount realized by the named executive officer upon the vesting of stock is determined by multiplying the number of shares of stock or units by the market value of the underlying securities on the vesting date. For purposes of the foregoing calculation, the market price of the underlying securities on the date of exercise or vesting is the closing price of the common stock as reported on the Nasdaq Global Market on the date of exercise or vesting.

Pension Benefits

We do not provide pension arrangements, defined benefit plans or supplemental executive retirement plans to our executive officers or employees.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Potential Payments Upon Termination or Change-in-Control

Severance Agreement and General Release with Mike Moshayedi

On February 9, 2007, as a result of the sale of the assets of our Consumer Division, we eliminated the senior management position held by Mike Moshayedi, our President, co-founder and head of the Consumer Division, and reached an agreement concerning the termination of Mr. Moshayedi’s employment without cause. We entered into a Severance Agreement and General Release with Mr. Moshayedi effective as of February 9, 2007. Under the terms of the severance agreement, Mr. Moshayedi received a lump sum payment of $562,500 on August 20, 2007, which represents 18 months of Mr. Moshayedi’s annual base salary. In addition,

Mr. Moshayedi is eligible to receive payment of his premium for his coverage under our group health insurance plan for a period of 18 months, which amount was $10,636 in 2007 and expected to be approximately $9,617 in 2008. Mr. Moshayedi has agreed to provide assistance to us as reasonably requested; provided, that, such assistance does not exceed three calendar days per month or 15 calendar days in any 12 month period. In the event we require additional assistance from Mr. Moshayedi beyond the time periods set forth under the severance agreement, we will pay Mr. Moshayedi not less than $187.50 per hour. In 2007, Mr. Moshayedi did not provide additional assistance to us beyond the time periods set forth in the severance agreement. The severance agreement also provides a general release in favor of us, as well as continued confidentiality and non-disparagement obligations by Mr. Moshayedi.

New Severance and Change-in-Control Agreements

As described in the “Compensation Discussion and Analysis” section above, we entered into severance and change-in-control agreements with Manouch Moshayedi, Dan Moses and Mark Moshayedi in March 2008. The following table provides information regarding potential benefits that may be made to the named executive officers who are parties to new Severance and Change-in-Control Agreement in the event of termination of employment as a result of the termination scenarios indicated below. The amounts shown in the table are estimates and assume that each named executive officer was terminated on December 31, 2007, and include estimated amounts that would be paid to the named executive upon the occurrence of a termination or change of control under the Severance and Change-in-Control Agreements as if such agreements were in effect on December 31, 2007. The actual amounts that would be paid to the named executive officers can only be determined at the time of the termination or change of control. Since the Severance and Change-in-Control Agreements were implemented after the end of 2007, the following table is not required. However, STEC is voluntarily providing this information for purposes of best practices and fuller disclosure.

		Termination Scenario
Name	Benefit	Death or Disability	Retirement	Termination without Cause or For Good Reason		Termination for Cause or without Good Reason	Termination Following Change-in-Control without Cause or for Good Reason
Manouch Moshayedi	Severance Unvested Stock Option Value Health & Welfare Benefits Perquisites	— — — —	— — — —	$ $ $	750,000 — 21,639 89,273	— — — —	$ $ $	750,000 — 21,639 89,273

	Total	—	—		$860,912	—		$860,912

Dan Moses	Severance Unvested Stock Option Value Health & Welfare Benefits Perquisites	— — — —	— — — —	$ $ $	562,500 — 17,238 33,345	— — — —	$ $ $	562,500 — 17,238 33,345

	Total				$613,083			$613,083

Mark Moshayedi	Severance Unvested Stock Option Value Health & Welfare Benefits Perquisites	— — — —	— — — —	$ $ $	660,000 — 21,639 111,153	— — — —	$ $ $	660,000 — 21,639 111,153

	Total	—	—		$792,792	—		$792,792

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this Compensation Committee Report is not to be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the STEC, Inc. specifically incorporates it by reference in such filing.

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on that review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2008 Annual Meeting of Shareholders.

Submitted by the Compensation Committee of the Board of Directors,

F. Michael Ball, Chairman
Rajat Bahri
Vahid Manian*
James J. Peterson

*	Mr. Manian was appointed to the Compensation Committee on June 4, 2007.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Overview

The Compensation Committee recommends to the Board of Directors the form and amount of compensation for non-employee directors. We do not provide compensation to the employee members of our Board of Directors for their service on the Board of Directors or for attendance at meetings of committees of the Board of Directors on which they serve. Therefore, Manouch Moshayedi, Dan Moses and Mark Moshayedi are not paid for their service as directors. All compensation paid to them during the year ended December 31, 2007 is reported in the “Summary Compensation Table For Fiscal 2007 and 2006” above.

Our compensation for our non-employee directors for 2007 was comprised of both cash compensation, in the form of meeting fees, and equity compensation, in the form of restricted stock unit awards and option grants. Each of these components is described in more detail below.

Meeting Fees

Non-employee members of our Board of Directors receive the compensation described below for their service on the Board of Directors and its committees.

•

Board Meetings: Each non-employee director receives $5,000 for attendance in person at each regular meeting of our Board of Directors. Non-employee directors attending a regular meeting by telephone conference receive 50% of the foregoing director fees.

•

Audit Committee Meetings: The chair of the Audit Committee receives $2,000 for each regular meeting presided in person and the remaining members of the Audit Committee each receive $1,000 for each regular meeting attended in person. Non-employee directors attending a regular meeting by telephone conference receive 50% of the foregoing director fees.

•

Compensation Committee Meetings: The chair of the Compensation Committee receives $2,000 for each regular meeting presided in person and the remaining members of the Compensation Committee each receive $1,000 for each regular meeting attended in person. Non-employee directors attending a regular meeting by telephone conference receive 50% of the foregoing director fees.

•

Nominating and Corporate Governance Committee Meetings: Members of the Nominating and Corporate Governance Committee each receive $1,000 for each regular meeting attended in person. Non-employee directors attending a regular meeting by telephone conference receive 50% of the foregoing director fees.

In addition to the meeting fees, our non-employee board members are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and committees of the Board of Directors.

Equity Compensation

Employee board members are eligible to receive options, restricted stock units and other stock-based awards under our 2000 Stock Incentive Plan. Non-employee directors are also eligible to receive options, restricted stock units and other stock-based awards under the 2000 Stock Incentive Plan as determined by a majority of the disinterested members of the Board of Directors. A non-employee board member will receive, upon his or her initial election or appointment to the Board of Directors, an automatic option grant to purchase 30,000 shares of common stock under the Automatic Option Grant Program of our 2000 Stock Incentive Plan. The option grant will have an exercise price equal to the fair market value of the option shares on the grant date and will have a term of 10 years measured from the grant date, subject to earlier termination following the optionee’s cessation of service on the Board of Directors. The option will be immediately exercisable for all of the option shares;

however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee’s cessation of board service. The shares subject to each automatic option grant vests in a series of five successive equal annual installments upon the optionee’s completion of each year of board service over the five-year period measured from the date of grant. However, the shares will immediately vest in full upon certain changes in control or ownership of STEC or upon the optionee’s death or disability while serving as a board member. Vahid Manian received an automatic option grant when he first joined our Board of Directors in February 2007 for 30,000 shares of common stock. Mr. Manian received his automatic option grant on February 9, 2007. The exercise price per share in effect under the option granted to Mr. Manian is $9.35, the fair market value per share of common stock on the grant date.

Messrs. Ball, Bahri, Manian and Peterson, each of our non-employee directors, were granted restricted stock units covering 2,000 shares of common stock under the Stock Issuance Program of our 2000 Stock Incentive Plan upon their re-election as directors by our shareholders at our 2007 annual meeting on June 4, 2007. Each restricted stock unit award vests upon the non-employee director’s continuation of board service through the one year anniversary of the date of grant. As the restricted stock units vest, the shares of common stock underlying those vested units will be promptly issued. The terms and conditions of the restricted stock units are governed by our 2000 Stock Incentive Plan.

Effective in 2008, each non-employee director shall be granted a stock option under our 2000 Stock Incentive Plan to purchase 30,000 shares of common stock upon re-election by our shareholders to serve on the Board of Directors at our annual meetings. Each stock option will be granted on the date of our annual meeting and will have an exercise price per share equal to the fair market value of the common stock as measured by the closing price of the common stock as reported on the Nasdaq Global Market on the date of the annual meeting. The stock options will vest and become exercisable in a series of four successive equal annual installments upon the non-employee director’s completion of each year of board service over the four-year period measured from the date of grant. The stock options will have a term of 10 years measured from the grant date, subject to earlier termination following the non-employee director’s cessation of service on the Board of Directors. The stock options will immediately vest in full upon certain changes in control or ownership of STEC, Inc.

Director Compensation Table

The following table sets forth information regarding the compensation to persons who served as directors during the year ended December 31, 2007. We do not provide compensation to the employee members of our Board of Directors for their service on the Board of Directors or for attendance at meetings of committees of the Board of Directors on which they serve. Accordingly, the information presented shall be with respect to our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Rajat Bahri	$34,000	$7,209	(2)	—	(3)	—	—	$0	$41,209
F. Michael Ball	$34,000	$7,209	(2)	—	(4)	—	—	$0	$41,209
Vahid Manian	$20,000	$7,209	(2)	$35,217	(5)	—	—	$0	$62,426
James J. Peterson	$30,000	$7,209	(2)	—	(6)	—	—	$0	$37,209

(1)

Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown in the “Stock Awards” column and “Option Awards” column are the compensation costs recognized by us in 2007 for awards of restricted stock units and stock options, respectively, as determined pursuant to Statement of Financial Accounting Standards No. 123(R). The assumptions used to calculate the value of stock awards and options are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 17, 2008.

(2)	Consists of the compensation costs recognized by us in 2007 for awards of restricted stock units covering 2,000 shares of common stock on June 4, 2007. The restricted stock unit award had a fair value of $12,420 as of the grant date. Messrs. Bahri, Ball, Manian and Peterson each had restricted stock units covering 2,000 shares of common stock outstanding on December 31, 2007.
(3)	As of December 31, 2007, Mr. Bahri held options to purchase 30,000 shares of common stock.
(4)	As of December 31, 2007, Mr. Ball held options to purchase 140,000 shares of common stock.
(5)	Consists of the compensation costs recognized by us in 2007 for a stock option grant to purchase 30,000 shares of common stock made on February 9, 2007 at an exercise price of $9.35 per share upon Mr. Manian’s appointment as a member of the Board of Directors. This stock option grant had a fair value of $197,400 as of the grant date. Mr. Manian had this one option grant outstanding as of December 31, 2007.
(6)	As of December 31, 2007, Mr. Peterson held options to purchase 130,000 shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the shares of our common stock as of March 31, 2008, except as noted in the footnotes below, by:

•	Each person whom we know to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each named executive officer;

•	Each of our directors and director nominees; and

•	All of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or that will become exercisable within 60 days after March 31, 2008, are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of March 31, 2008, 49,233,429 shares of our common stock were issued and outstanding. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons have sole voting and sole investment power with respect to the shares shown as beneficially owned. Unless otherwise indicated in the footnotes below, the address of each individual or entity listed below is c/o 3001 Daimler Street, Santa Ana, California 92705-5812.

	Beneficial Ownership of Shares
Name of Beneficial Owner	Number	Percentage
Named Executive Officers:
Manouch Moshayedi (1)	7,701,674	15.6%
Mark Moshayedi (2)	11,185,570	22.6%
Dan Moses (3)	425,000	*
Mike Moshayedi (4)	6,792,996	13.8%

Directors and Director Nominees: (5)
F. Michael Ball (6)	145,000	*
Rajat Bahri (7)	30,000	*
Vahid Manian (8)	30,000	*
James J. Peterson (9)	130,000	*

Current Directors and Executive Officers as a Group (7 persons) (10)	19,647,244	39.0%

5% Holders Not Listed Above:
FMR LLC (11)	4,726,658	9.6%
Dreman Value Management, L.L.C. (12)	3,689,150	7.5%
Deutsche Bank AG* (13)	2,779,350	5.6%

*	Less than one percent
(1)	Includes (i) 1,070,496 shares held by Manouch Moshayedi, as a co-trustee for the D. and N. Moshayedi Investment Trust, dated 9/25/98 for the benefit of Mark Moshayedi’s children and (ii) 6,056,178 shares held by Manouch Moshayedi, as trustee for the M. and S. Moshayedi Revocable Trust, dated 11/16/95 for the benefit of Manouch Moshayedi’s family. Manouch Moshayedi has shared voting and dispositive power with respect to the shares held by the D. and N. Moshayedi Investment Trust. Manouch Moshayedi disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any, of the shares held by the D. and N. Moshayedi Investment Trust and the M. and S. Moshayedi Revocable Trust.

(2)	Includes (i) 1,457,878 shares held by Mark Moshayedi, as trustee for the M. and S. Moshayedi Investment Trust, dated 11/16/95 for the benefit of Manouch Moshayedi’s children, (ii) 677,173 shares held by Mark Moshayedi, as a co-trustee for the M. and P. Moshayedi Investment Trust, dated 12/30/96, FBO Kevin Moshayedi, (iii) 677,173 shares held by Mark Moshayedi, as a co-trustee for the M. and P. Moshayedi Investment Trust, dated 12/30/96, FBO Brian Moshayedi, (iv) 7,873,346 shares held by Mark and Semira Moshayedi, as trustees for the M. and S. Moshayedi Revocable Trust, dated 9/25/98 for the benefit of Mark and Semira Moshayedi’s family, and (v) 337,665 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2008. Mark Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and P. Moshayedi Investment Trust FBO Kevin Moshayedi, the M. and P. Moshayedi Investment Trust FBO Brian Moshayedi and the M. and S. Moshayedi Revocable Trust. Mark Moshayedi disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any, of the shares held by the M. and S. Moshayedi Investment Trust, the M. and P. Moshayedi Investment Trust FBO Kevin Moshayedi and the M. and P. Moshayedi Investment Trust FBO Brian Moshayedi and the M. and S. Moshayedi Revocable Trust. Semira Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and S. Moshayedi Revocable Trust. Semira Moshayedi has no power to vote or direct the vote or dispose or direct the disposition of any shares of common stock held by the M. and S. Moshayedi Investment Trust, the M. and P. Moshayedi Investment Trust FBO Kevin Moshayedi, the M. and P. Investment Trust FBO Brian Moshayedi and her spouse. Semira Moshayedi disclaims beneficial ownership, except to the extent of her pecuniary interest therein, if any, of the shares held by the M. and S. Moshayedi Revocable Trust, the M. and S. Moshayedi Investment Trust, the M. and P. Moshayedi Investment Trust FBO Kevin Moshayedi, the M. and P. Investment Trust FBO Brian Moshayedi and her spouse.
(3)	Includes 425,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2008.
(4)	Mike Moshayedi’s employment was terminated as of February 9, 2007 and he also resigned as a director effective February 9, 2007. Schedule 13G/A filed jointly with the SEC by Mike Moshayedi, Parto Moshayedi and the M. and P. Moshayedi Revocable Trust, dated 12/30/1996, indicates that as of December 31, 2007 (i) 6,790,996 shares were held by Mike & Parto Moshayedi, as trustees for the M. and P. Moshayedi Revocable Trust, dated 12/30/96 for the benefit of Mike and Parto Moshayedi’s family and (ii) 2,000 shares were held by Mike Moshayedi. Does not include 9,000 shares held by Mike Moshayedi’s spouse. Mike Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and P. Moshayedi Revocable Trust, and no power to vote or direct the vote or dispose or direct the disposition of any shares held by his spouse. Mike Moshayedi disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any, of the shares held by the M. and P. Moshayedi Revocable Trust and his spouse. Parto Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and P. Moshayedi Revocable Trust, and no power to vote or direct the vote or dispose or direct the disposition of any shares held by her spouse. Parto Moshayedi disclaims beneficial ownership, except to the extent of her pecuniary interest therein, if any, of the shares held by the M. and P. Moshayedi Revocable Trust and her spouse.
(5)	Does not include information concerning Manouch Moshayedi, Mark Moshayedi and Dan Moses, each of whom is an executive officer and director, which information is provided above.
(6)	Includes 140,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2008.
(7)	Includes 30,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2008.
(8)	Includes 30,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2008.
(9)	Includes 130,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2008.
(10)	Includes 1,092,665 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2008.

(11)	Schedule 13G/A filed with the SEC jointly by FMR LLC and Edward C. Johnson 3d on March 10, 2008 indicates that as of February 29, 2008, FMR LLC has sole voting power with respect to 756,511 shares and both FMR LLC and Mr. Johnson have the sole power to direct the disposition of 3,970,147 shares. Of the 4,726,658 shares, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 3,970,147 shares as a result of acting as investment advisor to various investment companies (the “Funds”), with the power to direct the voting of those shares held by the Board of Trustees of the Funds. The ownership of one investment company, Fidelity Small Cap Stock Fund, amounted to 2,537,476 shares. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.
(12)	The Schedule 13G filed with the SEC by Dreman Value Management, L.L.C. on February 14, 2008 indicates that as of December 31, 2007, it has sole voting power with respect to 824,086 shares, shared voting power with respect to 54,973 shares and shared dispositive power with respect to 3,689,150 shares. The address of Dreman Value Management, L.L.C. is 520 East Cooper Avenue, Suite 230-4, Aspen, CO 81611.
(13)	The Schedule 13G filed with the SEC by Deutsche Bank AG* on February 5, 2008 indicates that as of December 31, 2007, it has sole voting and sole dispositive power with respect to 2,779,350 shares. The address of Deutsche Bank AG* is 60 Wall Street, NYC60-3705, New York, NY 10005.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that STEC, Inc. specifically incorporates it by reference in such filing.

The following is the report of the Audit Committee with respect to the Company’s consolidated audited financial statements for the fiscal year ended December 31, 2007, which include the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2007, and the notes thereto.

Review with Management

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the independent registered public accounting firm’s independence from the Company and its related entities), as adopted by the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP their independence from the Company.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Submitted by the Audit Committee of the Board of Directors,

Rajat Bahri, Chairman
F. Michael Ball
Vahid Marion*
James J. Peterson

*	Mr. Manian was appointed to the Audit Committee on June 4, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures with Respect to Related Person Transactions

Our Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions as defined in applicable SEC rules. Our Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, discourages related party transactions. In the event of a related party transaction involving our directors and officers, the nature of the related party transaction must be fully disclosed to, and approved by, the Audit Committee in advance. In addition, under our Code of Business Conduct and Ethics, directors, officers and employees are expected to avoid any activity or personal interest that creates or appears to create a conflict between such person’s interests and the interests of STEC. Directors and executive officers are required to disclose to our Board of Directors for pre-approval any activity or personal interest that creates or appears to create a conflict with the interests of STEC. Our Board of Directors will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any decision affecting their personal, business or professional interests.

Related Persons Transactions

MDC Land LLC

We occupy two leased facilities of approximately 24,500 and 48,600 square feet in Santa Ana, California, in which our executive offices, manufacturing, engineering, research and development, and test engineering operations are located. We lease both facilities from MDC Land LLC, a limited liability company owned by Manouch Moshayedi, Mike Moshayedi and Mark Moshayedi. Manouch Moshayedi and Mark Moshayedi are each executive officers, directors and major shareholders of STEC, and Mike Moshayedi is greater than 10 percent beneficial shareholder and former executive officer and director of STEC. MDC has no operations other than its leasing transactions with us.

24,500 square foot facility. The lease for the 24,500 square foot facility expires in July 2017. For the period from August 1, 2005 through July 31, 2007, the base rent was approximately $18,000 per month. For the period from August 1, 2007 through July 31, 2009, is approximately $19,700 per month. Thereafter, for the remainder of the lease term, base rent shall be adjusted every two years based on the change in the Consumer Price Index. We believe our lease of the 24,500 square foot facility with MDC is on terms no less favorable to us than could be obtained from an unaffiliated third party.

48,600 square feet facility. The lease for the 48,600 square foot facility expires in July 2017. For the period from August 1, 2005 through July 31, 2007, the base rent was approximately $32,000 per month. For the period from August 1, 2007 through July 31, 2009, the base rent is approximately $33,800 per month. Thereafter, for the remainder of the lease term, base rent shall be adjusted every two years based on the change in the Consumer Price Index. We believe our lease of the 48,600 square foot facility with MDC is on terms no less favorable to us than could be obtained from an unaffiliated third party.

Total outstanding remaining lease payments due on or after January 1, 2007 under both the 24,500 and 48,600 square feet facilities at current lease rates is approximately $6,151,000. Total base rents in 2007 for both the 24,500 and 48,600 square feet facilities were approximately $617,500. As equal owners of MDC, the dollar value of the amount of the interest of Manouch Moshayedi, Mike Moshayedi and Mark Moshayedi in this transaction was approximately $206,000 each.

Severance and Change-in-Control Agreements

On March 3, 2008, we entered into Severance and Change in Control Agreements with each of Manouch Moshayedi, Dan Moses and Mark Moshayedi. In connection therewith, the officers’ March 20, 2000 Employment Agreements were terminated. Under the terms of the Severance and Change-in-Control

Agreements, if we terminate the officer’s employment without Cause (as defined in the Severance and Change-in-Control Agreement) or if the officer terminates his employment for Good Reason (as defined in the Severance and Change-in-Control Agreement) the officer will receive a lump sum severance payment in cash equal to eighteen (18) months of his then-current base salary, a lump sum payment in cash equal to eighteen (18) months of certain perquisites he was receiving at the time of termination as well as certain company-paid COBRA benefits in consideration for a release and waiver of claims against us. If there is a Change in Control (as defined in the Severance and Change-in-Control Agreement) of the Company during the term of the Severance and Change-in-Control Agreement, and within an eighteen (18) month period following such Change in Control we terminate the officer without Cause or if the officer terminates his employment for Good Reason, the officer will be entitled to the same benefits as described above. If the officer’s employment is terminated by us for Cause or if the officer terminates his employment without Good Reason or as a result of his death or disability, the officer is entitled to receive all salary and vacation pay accrued but unpaid through his termination date in one lump sum payment. Each Severance and Change-in-Control Agreement has an initial term of two years, and is subject to automatic extension for an additional one year terms unless we give notice of intent not to renew the agreement at least sixty (60) days prior to the expiration of the then current term.

OTHER MATTERS

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by us under those statutes, the Compensation Committee Report, the Audit Committee Report and reference to the independence of the Audit Committee members are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

We have filed an Annual Report on Form 10-K for the year ended December 31, 2007 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Form 10-K by writing to Dan Moses, Chief Financial Officer, STEC, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812.

Our Board of Directors knows of no other business that will be presented at the 2008 annual meeting. If any other business is properly brought before the 2008 annual meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board of Directors. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

A copy of our Annual Report for the 2007 fiscal year has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the 2008 annual meeting. This Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

By Order of the Board of Directors,

Manouch Moshayedi,
Chief Executive Officer and Chairman
of the Board of Directors

Dated: April 25, 2008

Santa Ana, California

Appendix A

STEC, INC.

EXECUTIVE CASH INCENTIVE PLAN

1.    Purposes of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities by establishing a link between the achievement of the Company’s strategic goals and objectives to the key executives’ efforts in achieving such results, and to foster achievement of the Company’s corporate and key executive individual objectives. The Plan provides key executives with incentive awards based on the achievement of objectively determinable goals relating to Company financial performance and individual executive performance goals. The Plan is intended to permit the payment of compensation that would qualify as performance-based compensation under Code Section 162(m).

2.    Definitions.

(a) “Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Plan Year. Each Award is determined by a Payout Formula for a Plan Year, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

(b) “Base Salary” means, as to any Plan Year, the Participant’s annualized salary rate on the last day of the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(f) “Company” means STEC, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(g) “Determination Date” means the latest possible date that will not jeopardize a Target Award or Award’s qualification as Performance-Based Compensation; the Determination Date will generally be not later than ninety (90) days after the commencement of a given Plan Year, while the achievement of a given Performance Goal is substantially uncertain.

(h) “Disability” means either of the following events:

(i) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(ii) The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(i) “Fiscal Year” means the fiscal year of the Company.

(j) “GAAP” means U.S. generally accepted accounting principles.

(k) “Individual Performance Objective” means any individual Company business-related objective that is objectively determinable within the meaning of Section 162(m) and the Treasury Regulations promulgated thereunder. Individual Performance Objectives may include, but not be limited to, the following categories: new product development, new customer development, international business development, budget and finance, integration of new capabilities, compliance and risk mitigation, corporate governance, corporate planning, strategic opportunities, intellectual property, investor and analyst relations and similar objectively determinable performance objectives related to a Participant’s functional responsibilities with the Company.

(l) “Maximum Award” means, as to any Participant for any Plan Year, $2,000,000.

(m) “Participant” means an eligible executive or key employee of the Company participating in the Plan for a Plan Year.

(n) “Payout Formula” means, as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(o) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m).

(p) “Performance Goals” means the goal or goals determined by the Committee (in its sole and absolute discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) annual revenue, (ii) earnings before interest, taxes, depreciation and amortization, (iii) earnings per share, (iv) net income, (v) operating cash flow, (vi) operating income, (vii) return on assets, (viii) return on equity, (ix) return on sales, (x) total shareholder return and (xi) Individual Performance Objectives. The Performance Goals may differ from Participant to Participant and from Award to Award. The Committee shall adjust, as appropriate, any evaluation of performance under a Performance Goal to exclude any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to shareholders for the applicable year, or the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results.

(q) “Plan” means this Executive Cash Incentive Plan.

(r) “Plan Year” means the Company’s fiscal year.

(s) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(t) “Target Award” means the target award payable under the Plan to a Participant for the Plan Year, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

3.    Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iii) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.    Eligibility. The employees eligible to participate in the Plan for a given Plan Year shall be executive officers and other key employees of the Company who are designated by the Committee, in its sole and absolute discretion. In order to be eligible to participate in the plan, an employee must have been hired by the Company or promoted to an eligible position prior to October 1 of a given Plan Year. No person shall be automatically entitled to participate in the Plan. Participation in the Plan in a given Plan Year does not guarantee participation in the Plan in any subsequent Plan Year.

5.    Performance Goal Determination. The Committee, in its sole and absolute discretion, shall establish the Performance Goals for each Participant for the Plan Year. Said Performance Goals shall be set forth by the Committee in writing on or before the Determination Date while the achievement of such Performance Goals is substantially uncertain. The Committee may, at the time the Performance Goals are established, specify certain adjustments to such items as reported in accordance with GAAP, which will exclude from the calculation of those Performance Goals one or more of the following: (a) certain charges related to acquisitions, (b) stock-based compensation charges, (c) employer payroll tax expense on certain stock option exercises, (d) settlement costs, (e) restructuring costs, (f) gains or losses on strategic investments, (g) non-operating gains, (h) certain other non-cash charges, (i) valuation allowance on deferred tax assets and the related income tax effects, (j) purchases of property and equipment, and (k) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those as reported in public filings by the Company on a non-GAAP basis.

6.    Target Award Determination. The Committee, in its sole and absolute discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing on or before to the Determination Date.

7.    Determination of Payout Formula. On or prior to the Determination Date, the Committee, in its sole and absolute discretion, shall establish a Payout Formula for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Award greater than or less than a Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the foregoing, in no event shall a Participant’s Award for any Plan Year exceed the Maximum Award. The Committee shall also, in its sole and absolute discretion, establish a minimum level of Performance Goal achievement for the Company (the “Threshold”) in a Plan Year such that the failure to achieve or exceed the Threshold Performance Goals would result in no Award being payable to any Participant for said Plan Year.

8.    Determination of Awards; Award Payment.

(a) Determination and Certification. After the end of each Plan Year, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any Plan provision to the contrary, the Committee, in its sole and absolute discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable pursuant to the Payout Formula. The Committee may not increase the amount of any Award payable pursuant to the Payout Formula.

(b) Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. The Company shall have no obligation fund, segregate or otherwise set aside amounts to be used to pay Awards under the Plan.

(c) Form of Distributions. The Company shall distribute all Awards to the Participant in cash.

(d) Timing of Distributions; Participant Eligibility for Distribution. Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Plan Year, but in no event later than two and one-half (2  1/2) months after the end of the applicable Plan Year. In the event that the audit of the Company’s financial statements for the applicable Plan Year cannot be completed by the Company’s independent registered public accounting firm by said date, the amounts payable shall be distributed as soon as administratively practicable following the completion of such audit, but in no event beyond the end of the calendar year immediately succeeding such Plan Year. No amounts shall be paid to any Participant who ceases to be an employee of the Company prior to the distribution date. Notwithstanding the preceding, any Participant who ceases to be an employee at any time during a Plan Year or prior to the distribution of any Award shall be eligible for all or a portion of such Award if the Committee determines and certifies for said Plan Year that the Participant is eligible for all or a portion of such Award as a result of achieving the Performance Goals. If a Participant ceases to be an employee due to death or Disability during the Plan Year, any Award certified by the Committee shall be prorated for the Participant’s days of service in the Plan Year. If the Participant ceases to be an employee due to death or Disability after the end of the Plan Year, but prior to the distribution of the Award, the Participant shall received the Award certified by the Committee in its entirety.

(e) Deferral. The Committee may defer payment of Awards, or any portion thereof, to Covered Employees (as defined in Section 162(m)) as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9.    Term of the Plan. The Plan shall first apply to the Company’s 2008 Plan Year beginning on January 1, 2008. The Plan shall terminate with respect to the 2008 Plan Year and all subsequent Plan Years unless it is approved at the 2008 annual meeting of the Company’s shareholders. Once approved by the shareholders, the Plan shall be in effect for the year ending December 31, 2008 and for each of the next four (4) calendar years, through the year ending December 31, 2012.

10.    Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (a) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (b) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan, except as otherwise stated in this Plan.

11.    Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12.    At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee or the Company may terminate the employment relationship at any time and for any reason or no reason.

13.    Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14.    Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

15.    Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

16.    Governing Law. The Plan and any rights hereunder shall be governed by the laws of the State of California, without resort to its conflict of laws provisions. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.

STEC

STEC, INC.

PROXY

Annual Meeting of Shareholders, May 28, 2008

This Proxy is Solicited on Behalf of the Board of Directors of

STEC, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held May 28, 2008 and the Proxy Statement and appoints Manouch Moshayedi and Dan Moses, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of STEC, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California 92612, on Wednesday, May 28, 2008 at 8:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

Please detach and return in the envelope provided

STEC

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” EACH OF THE OTHER LISTED PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect seven directors to serve on the Company’s Board of Directors until the 2009 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

2. To approve the STEC, Inc. Executive Cash Incentive Plan under which incentive bonuses, qualifying as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, may be provided to certain executive officers.

FOR AGAINST ABSTAIN

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES

Manouch Moshayedi

Mark Moshayedi

Dan Moses

F. Michael Ball

Rajat Bahri

Vahid Manian

James J. Peterson

3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.

FOR AGAINST ABSTAIN

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

4. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted “FOR” the election of the directors listed at left and “FOR” the other listed proposals.

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

To change your address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Please check here if you plan to attend the meeting.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.